Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

BYLAWS

OF

EXELA TECHNOLOGIES, INC.

ONE: The Bylaws of Exela Technologies, Inc., a Delaware corporation (the “Corporation”) have been amended as follows:

Section 3.1 of Article III of the Bylaws shall be amended and restated in its entirety to state as follows:

“Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. Subject to the terms and conditions in the Nomination Agreements, the number of directors which shall constitute the Board of Directors shall be not less than one (1) nor more than nine (9). Subject to the terms and conditions in the Nomination Agreements, the exact number of directors shall be fixed from time to time, within the limits specified in this Article III Section 1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation. The Board may be divided into Classes as more fully described in the Certificate of Incorporation.”

TWO: The foregoing amendment has been duly adopted on or approximately on the date hereof in accordance with the applicable provisions of the Bylaws.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Bylaws as of the date written below.

EXELA TECHNOLOGIES, INC.

By:	/s/ Erik Mengwall
Name: Erik Mengwall
Title: Secretary

Date: October 11, 2021

[Signature Page to Amendment to Exela Technologies, Inc. Bylaws]